Exhibit 10.47

                                 PROMISSARY NOTE
$1,800,000.000                                           New York City, New York
                                                                 January 4, 2006

FOR VALUE RECEIVED, the undersigned promises unconditionally to PAY TO THE ORDER OF

         Stellar McKim LLC, a Delaware limited liability company, the principal sum of one million and eight hundred thousand ($1,800,000.00) dollars together with the interest thereon from January 4, 2006, at the rate of nine (9%) percent per annum until maturity, all payable in lawful money of the United States of America, as follows:

         interest to be paid on annually beginning on January 4, 2007, and on the same date every year thereafter until all amounts of principal and interest then due and owing shall have been paid in full; provided further that all amounts of principal and interest then due and owing shall be paid on or before January 4, 2009. Principal may be paid in whole or in part without penalty (provided that any partial payment of principal shall be at least $100,000.00 in amount). Prior provisions notwithstanding, any amount of principal and interest then due and owing may be paid at the option of the maker in correspondingly-valued shares of common stock issued by the maker and having a per-share value of such common stock determined as follows for purposes of such optional payment under this promissory note: the total value of all of such stock publicly-traded during the preceding twenty trading days of the exchange on which such shares are traded divided by the total number of such shares of common stock traded on those days. Conflicting provisions notwithstanding, nothing herein shall entitle any holder to any usurious rate or amount of interest and any interest deemed to be usurious under applicable law shall be considered first to be payment of then-unpaid principal of, alternatively, shall be considered to be refundable to the party paying such interest.

All payments shall apply first to accrued interest, and the remainder, if any, to reduction of principal. If any installment of principal or interest is not paid when due, or upon any default in the performance of any of the covenants or agreements of this note, or of any instrument now or hereafter evidencing or securing this note or the obligation represented hereby, the whole indebtedness (including principal and interest) remaining unpaid, shall, at the option of the holder, become immediately due, payable and collectible, and while in default, this note and deferred interest shall bear interest at the highest legal and non-usurious rate under applicable law. Each maker and endorser severally waives demand, protest and notice of maturity, non-payment or protest and all requirements necessary to hold each of them liable as makers and endorsers. Each maker and endorser further agrees, jointly and severally, to pay all costs of collection, including reasonable attorney fees in case the principal of this note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

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This note shall be governed by the laws of the State of New York.

         Payable at 730 Fifth Avenue, Suite 2102, New York City, New York 10019, or at such other place as shall be designated by the holder of this note in writing.

                                  BrightStar Information Technology Group, Inc., A Delaware corporation


                                  By:
                                      ------------------------------------------
                                  Brian Burnett, as its Chief Executive Officer

                                               (corporate seal)